Filed Pursuant to Rule 433

Registration Statement No. 333-157904

The Republic of Korea

US$1,000,000,000 4.125% Notes due 2044

June 3, 2014

Final Term Sheet for US$1,000,000,000 4.125% Notes due 2044 (the “Notes”)

Issuer	The Republic of Korea
Issue Currency	U.S. Dollars
Issue Size	US$1,000,000,000
Issue Date	June 10, 2014
Maturity Date	June 10, 2044
Settlement Date	On or about June 10, 2014, which will be the fifth business day following the date of this final term sheet. Because the Notes will initially settle in T+5, if you wish to trade the Notes on any day prior to the third business day from the settlement date, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.
Interest Rate	4.125% per annum (payable semi-annually)
Interest Payment Dates	June 10 and December 10 of each year, starting December 10, 2014. Interest on the Notes will accrue from June 10, 2014.
Public Offering Price	99.692%
Gross Proceeds	US$996,920,000
Underwriting Discounts	0.175%
Net Proceeds (before expenses)	US$995,170,000
Listing	Approval in-principle has been received for the listing and quotation on the Singapore Exchange Securities Trading Limited.
Joint Bookrunners	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank AG, Singapore Branch, Goldman Sachs International, J.P. Morgan Securities LLC, The Korea Development Bank and Samsung Securities Co., Ltd.

ISIN	US50064FAL85
CUSIP	50064F AL8

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the U.S. Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the U.S. Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merill Lynch toll-free at 1-800-294-1322.